Exhibit (c)(3)

Special Committee Project ECHO Materials Prepared For: Strictly Private & Confidential February 5, 2019

GENERAL INFORMATION AND LIMITATIONS This presentation, and any oral or video presentation that supplements it, have been developed by and are proprietary to Sandler O’Neill & Partners, L.P. and were prepared exclusively for the benefit and internal use of the recipient. Neither the printed presentation nor the oral or video presentation that may supplement it, nor any of their contents, may be reproduced, distributed or used for any other purpose without the prior written consent of Sandler O’Neill & Partners, L.P. The analyses contained herein rely upon information obtained from the recipient or from public sources, the accuracy of which has not been verified, and cannot be assured, by Sandler O’Neill & Partners, L.P. Moreover, many of the projections and financial analyses herein are based on estimated financial performance prepared by or in consultation with the recipient and are intended only to suggest reasonable ranges of results. Finally, the printed presentation is incomplete without any oral or video presentation that supplements it. Sandler O’Neill & Partners, L.P. prohibits employees from offering, directly or indirectly, favorable research, a specific rating or a specific price target, or offering or threatening to change research, a rating or a price target to a company as consideration or inducement for the receipt of business or compensation. Sandler O’Neill also prohibits research analysts from being compensated for their involvement in, or based upon, specific investment banking transactions. Sandler O’Neill & Partners, L.P. is a limited partnership, the sole general partner of which is Sandler O’Neill & Partners, Corp., a New York corporation. Sandler O’Neill & Partners, L.P. is a registered broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. Sandler O’Neill Mortgage Finance, L.P. is a wholly-owned indirect subsidiary of Sandler O’Neill & Partners, Corp. This material is protected under applicable copyright laws and does not carry any rights of publication or disclosure.

Summary of ECHO Information Requests • ECHO management team has been very responsive and has addressed the vast majority of our preliminary information requests, except a few open items 84% of the initial information requests have been uploaded by ECHO since January 10th – – Management team cited confidentiality obligations to decline sharing information regarding the renewal rights transaction – ECHO declined to share any additional details on their plans for financing the proposed transaction beyond what was mentioned in the proposal letter – Management also deemed our request to provide impact of the proposed transaction on SIGNAL’s C&S as not germane • The next two slides summarize the key documents uploaded to the data room by ECHO • In addition, Sandler O’Neill conducted in-person management interviews at a full-day session in Des Moines and scheduled multiple conference calls for our due diligence investigation 2 Requested Received % Received ECHO Business and Financial 65 54 83% Actuarial 2 2 100% Grand Total675684%

Key Takeaways from Management Meetings Management’s proclivity to manage ECHO with the same operating philosophy as SIGNAL has resulted in “policyholder value maximization” taking precedence over “value maximization for ECHO’s shareholders” additionally, the P&C segment already has higher NPW/C&S ratio relative to SIGNAL environment in the reinsurance industry also a key consideration s 3 Comments / Observation Transaction Rationale • Clash between operating objectives of SIGNAL and ECHO – policyholder value maximization vs. shareholders’ value maximization • Drivers behind ECHO’s creation in 1982 no longer relevant –Much stronger balance sheet –More developed surplus notes market, in case capital raising becomes important –Maintaining group rating from A.M. Best necessitates SIGNAL retaining a majority ownership of ECHO and limits the amount of potential capital raise through additional equity issuance –Plenty of ways to attract talent and incentivize employees instead of using ECHO’s stock • Proposed transaction eliminates public company expenses • Limited float due to ownership structure leading to a lack of enthusiasm amongst investors and a depressed valuation of ECHO’s stock • Eliminates distraction for management team • Obviates the complex accounting and financial disclosure Operating Philosophy • Management believes that they are managing first and foremost a mutual company • In case of conflicts between goals and objectives of ECHO and SIGNAL, the latter appears to take precedence Underwriting Philosophy • Management prices products with a goal to achieve a combined ratio of 99% - 100% • Goal is to provide enhanced value to policyholders through lower pricing or higher customer service • Management views combined ratio of 95% as unachievable with the current operating structure View on Shareholder Return Enhancement Strategies • Have evaluated various strategic options to enhance shareholders value and implemented a few and rejected others: –Pooling Percentage Increase: given the high combined ratio target, pooling percentage increase is not value enhancing to ECHO; –Growth of Reinsurance: low capital base of ECHO RE an impediment in pursuing rapid growth; persistent unattractive macro –Share Buyback: further reduces float and expected to negatively impact investor sentiment and ultimately, ECHO’s stock price –Dividend Growth: detailed analysis performed each year to set dividend based on a number of factors, including evaluation of current dividend yield relative to a peer group, dividend payout ratio (goal to maintain paying out 40% - 60% of operating income over a 10-year period) and avoid reducing the stated dividend.

Long-Term and Short-Term Financial Goals Long-term and short-term financial goals are focused on preservation and growth of statutory capital as opposed to enhancing underwriting profitability or return on capital • Financial goals are set in Multi-year Strategic Plan and one-year Operating Plan – Strategic Plan outlines a high-level roadmap of corporate priorities and specific objectives – Operating Plan identifies short-term goals and strategies in order to meet objectives outlined in the Strategic Plan • Financial goals are set by SIGNAL’s management team and approved by SIGNAL’s Board of Directors – Short-term goals are revised annually, while long-term goals are set for a period of three-years • Executive compensation is driven by achievement of both short-term and long-term financial goals • 2019 financial goals have been lowered relative to previous set of goals – Goals for 2018 were: 99% statutory combined ratio, 7.5% growth in C&S and 3% NPW growth 4 Metric 2019 Targets 3-Year Targets (2019-2021) Statutory Combined Ratio: 101% 100% C&S Growth: 7% 22% Cumulatively NPW Growth: (3%) 5% CAGR

Q4 2018 Financial Performance Record storm and cat losses and unrealized losses on the equity portfolio negatively impacted Q4 financial performance; however, unrealized capital gains on the bond portfolio partially mitigated the impact on GAAP equity 4th Quarter 2018 Financial Summary • Total NPE grew by 6.4% in Q4 ’18 over the prior year driven by 5.8% growth in the P&C segment and 8.6% growth in the reinsurance segment Underwriting income was driven by cat and storm losses in the reinsurance segment $168 $158 ($ in thousands) • – Recorded combined ratio of 102% in Q4 ’18 compared to 92% in Q4’ 17 and 104% for full year 2018 compared to 101% in 2017 Underwriting profits in the P&C segment were more than offset by substantial underwriting losses in reinsurance segment Reinsurance segment recorded cat and storm losses aggregating $18.5M in Q4 ’18, including: P&C Reinsurance 103.3% 98.3% 92.3% 89.2% – – 134.6% 111.9% 106.2% 100.6%    $2.5M from Typhoon Jebi $3M from Hurricane Michael $8.75M from California wildfires Loss Ratio Expense Ratio – Favorable prior year development was $6.7M ($2.8M in P&C and $3.9M in Reinsurance) • Commercial auto and workers compensation books continue to be pressured Expense ratio increased by 3.7 points to 32.8% compared to the Q4’ 17 • – The Company recorded a one-time $2.4M write-off of personal lines software, $0.8M of severance and retention bonus expenses, as well as a upfront marketing fee payment contra-expense as a result of the renewal rights transaction Shareholders' Equity - 9/30/2018 Fourth Quarter Activity: Net Income Change in Unrealized Gains, Net of Deferred Taxes Change in Funded Status of Pension Plans Dividend Change in Outstanding Stock and APIC Other Shareholders' Equity - 12/31/2018 Book Value per Share Growth $ 574,608 21,575 $26.63 (21,545) 21,077 (3,835) (4,954) 971 (539) ($1.00) $0.98 ($0.18) ($0.23) $0.04 ($0.02) • Disposed of $246.1M of invested assets in the fourth quarter – Realized $13.1M of losses in the portfolio which resulted in a tax benefit of $1.7M $ 565,783 21,615 $26.18 -1.7% 5 NPE $39.2 $26.2 $(7.5) $(21.5) EPS: $1.84:$(0.35) $1.23$(1.00) ($ in thousands)Total Shares Out. Per Share 24.8% 23.6% 23.2% 24.8% 109.8% 88.3% 83.0% 75.8% 34.2% 36.1% 30.3% 35.1% 64.1% 67.2% 58.9% 57.1% Combined Ratio P&C Re Net Income FY 2017 FY 2018 Q4 '17 Q4 '18 $607 $645 $135 $1$51022 $472 $4Q945'17 $158 $168 $36 $39 Q4$1'1282 $129

Impact of Personal Lines Exit

($ in thousands)

Personal Lines premiums are expected to completely run-off by Q1 2020; meaningful amount of premiums earned flow through income statement of the pooled entities in 2019 from in-force policies

Personal Lines Projections (1)

	2018A	2019P	2020P
Net Premiums Written	$ 130,667	$ 13,786	$ -
Net Premiums Earned	130,237	73,892	6,893
Losses and Settlement Expenses		49,577	4,689
Non-Storm Pure Loss Ratio		38.8%	39.6%
Storm Loss Ratio		20.0%	20.1%
Pure Loss Ratio		**58.8%**	**59.7%**
ALAE Ratio		2.1%	2.1%
ULAE Ratio		6.2%	6.2%
Loss & LAE Ratio		**67.1%**	**68.0%**

- In-force book includes one-year and six-month policies
- Expenses related to personal lines will extend beyond revenue run-off, which will put pressure on the expense ratios in 2019
  - Management has not developed projections of underwriting expenses on a personal lines-only basis
  - Certain expenses will be eliminated while others will be absorbed by the remaining lines
  - 121 people devoted more than 75% of their time to personal lines. Roughly 40% have been rehired into other positions of the Company
- Ceding commission received not material for either ECHO or SIGNAL
  - Upfront ceding commission recorded as "marketing fee" and accounted for as a contra-expense in Q4 '18
  - Additional payments expected in 2019 and 2020 (estimated to be $1.9M for each year) based on retention of the book
- **Developing a better understanding of stranded costs remains an open due diligence item**

(1) Personal lines projections are on a gross basis for the total pool

SANDLER O'NEILL + PARTNERS 6

Investment Portfolio – Key Takeaways

($ in millions)

Management team follows the same philosophy to manage investment portfolios of SIGNAL and ECHO; there are modest, but growing investments in innovative technology start-ups

Target Asset Allocation

Security	Relative Weight
Bonds	75 - 80%
Preferred Stock	2 - 3%
Common Stock	10 - 15%
Alternatives	5%
Cash	0 - 3%
Non-Investments	0 - 10%

Gross Investment Yields

Security	2017	2018
Bonds	3.29%	3.42%
Preferred Stock	5.51%	5.20%
Common Stock	2.49%	2.57%
Alternatives	1.67%	1.27%
Cash	1.27%	2.91%
Total	**3.14%**	**3.30%**

- Essentially same asset allocations for SIGNAL and ECHO
- Overarching philosophy
  - Equity investments to grow capital and surplus
  - Fixed income investments to ensure liquidity
  - Average fixed income portfolio duration of 4.80 years
- New money into intermediate bonds, in general
  - Schools are big premium driver, so new money is weighted more towards fall
- Equity hedge instituted in 2014 to manage tail risks
  - Gains on hedge would offset losses on equity portfolio within rolling 30-day period
  - $200M in notional value for total group
  - Approximate annual cost of 1.5 points against yield on equities
  - Q4 '18 unrealized loss on equities due to losses not aggregating to threshold over any 30-day period
- Strategic investments
  - Strategic fit from an operational standpoint (operational return vs investment return)
  - 3 investments currently at EMCI – DAIS, Makusafe and Weather Analytics
  - Generally, allocated 60%/40% between mutual/public if investment is above $500K total/$200K at EMCI
  - Management of these investments is done by investment/strategic analytics teams
- Projected book investment yield based on spread over Treasuries in the range of 3.3% - 3.6% over projection period
- Reinvestment rate assumptions of 3.6 – 4.0% over projection period

SANDLER O'NEILL + PARTNERS 7

Statutory Financial Projections

($ in millions, unless otherwise noted)

Net Premiums Written – SIGNAL & ECHO Consolidated

Premium growth impacted by run-off of personal lines and NCCI mandated rate decreases in workers' compensation book



Pool CAGR: 1.9%
Assumed Re CAGR: 4.7%
Total CAGR: 2.2%
$1,877
$1,838
$1,911
$2,001
$151
$158
$165
$173
$1,726
$1,680
$1,745
$1,828
2018A
2019P
2020P
2021P
Pool
Assumed Re

NPW and Combined Ratio – ECHO Only

Rate increases in the commercial auto book help ease pressure on combined ratios; in addition, projections reflect favorable development of 0.5 - 1.5 points per year



103.0%
101.4%
100.3%
99.6%
$661
$655
$682
$714
2018A
2019P
2020P
2021P
Net Premiums Written
Combined Ratoi

Projected Impact of Intercompany Reinsurance on ECHO



$518
$504
$524
$548
$511
$497
$517
$541
2018A
2019P
2020P
2021P
NPW - 30% of Pool
NPW- ECHO P&C Segment
102.1%
102.2%
100.7%
99.8%
101.7%
101.6%
100.3%
99.4%
2018A
2019P
2020P
2021P
Combined Ratio - Pool
Combined Ratio - ECHO P&C Segment

Stat to GAAP Adjustments

	For the Year Ended December 31,		
($ in thousands)	2019P	2020P	2021P
Statutory Pre-Tax income	**$ 41,268**	**$ 43,336**	**$ 47,121**
HoldCo Pre-Tax Expense	(2,500)	(2,500)	(2,500)
EMC Underwriters Pre-Tax Income	20	20	20
DAC Adjustment.	(542)	2,425	2,883
Interest on Surplus Note	(683)	(683)	(683)
Pension Accounting Reclass - Income Adj.	6,789	6,789	6,789
Pension Accounting Reclass - Expense Adj.	(6,789)	(6,789)	(6,789)
Pension Accounting - Other Adj.	746	746	746
Other	(35)	(35)	(35)
GAAP Pre-Tax income	**$ 38,274**	**$ 43,309**	**$ 47,552**
Tax Expense	(6,335)	(7,482)	(8,391)
GAAP Net income	**$ 31,939**	**$ 35,828**	**$ 39,161**

SANDLER O'NEILL + PARTNERS 8

GAAP Financial Projections – ECHO ($ in millions) Consolidated Metrics Net Premiums Earned Combined Ratio 3% – 5% growth in the P&C segment (excl. personal lines) with similar growth in the reinsurance segment Loss ratios reflect normalized cat / storm load of 8% - 9% 104.0% 102.2% 101.5% 100.8% $697.9 $668.4 $658.8 $645.2 2 018A 2019P 2020P 2021P 2 018A 2019P 2020P 2021P Net Operating Income and Operating ROAE Shareholders’ Equity Improving combined ratios and investment income growth enhances net income and ROAE in 2020 – 2021 Shareholders’ equity growth driven by positive net income; dividends are projected to remain flat over 2019 – 2021 6.8% 6.5% 5.6% $616.5 $595.7 $41.1 $577.8 $565.8 4.3% $38.0 2 018A 2019P 2020P 2021P 2 018A 2019P 2020P 2021P 9 $32.1 $25.1 33.1% 34.2% 34.2% 34.2% 70.9% 68.0% 67.2% 66.6%

Discounted Cash Flow Analysis – Management Projections Selected Metrics Dividends per Share PV of Dividends (@ 9% Disc. Rate) Ending Book Value per Share Earnings per Share $ 0.92 $ 0.92 $ 0.92 $ 0.84 $ 26.42 $ 1.47 $ 0.77 $ 27.15 $ 1.73 $ 0.71 $ 27.91 $ 1.87 Net Present Value Calculation and Sensitivity Analysis 2021 Book Value per Share P/B Exit Multiple 2021 Terminal Value $ 27.91 1.25x $ 34.89 2021 Earnings per Share P/E Exit Multiple 2021 Terminal Value $ 1.87 17.5x $ 32.69 PV of Terminal Value (@ 9% Disc. Rate) PV of Dividends (@ 9% Disc. Rate) $ 26.94 $ 2.33 PV of Terminal Value (@ 9% Disc. Rate) PV of Dividends (@ 9% Disc. Rate) $ 25.24 $ 2.33 Net Present Value Implied P/B Multiple $ 29.27 Net Present Value Implied P/E Multiple (2019E) $ 27.57 1.12x 18.7x Discount Rate Discount Rate P/B Exit Multiple P/E Exit Multiple 10 8.0% 9.0% 10.0% 15.0x 17.5x 20.0x 24.61 23.96 23.34 28.32 $ 27.57 26.85 32.03 31.18 30.36 8.0%9.0%10.0% 1.00x 1.25x 1.50x 24.5323.8823.26 30.07$ 29.2728.50 35.6134.6633.75 P/E Exit P/B Exit ($ in thousands) For the Year Ended December 31, 2019P2020P2021P

Trading Statistics of ($ in millions, except per share data) ECHO’s Selected Peer Group Travelers Companies Inc.(1) Cincinnati Financial Corp. W.R. Berkley Corp.(1) American Financial Group(1) The Hanover Group(1) Selective Insurance Group(1) State Auto Financial Corp. Employers Holdings United Fire Group AMERISAFE Inc. Donegal Group Inc. TRV CINF WRB AFG THG SIGI STFC EIG UFCS AMSF DGICA $126.49 81.56 77.73 94.66 113.62 62.28 34.00 42.64 52.42 59.13 13.45 0.7% 2.7 0.7 (8.2) 2.6 (2.9) 2.3 (8.6) 5.0 (7.7) (0.1) (15.7%) 5.7 5.9 (21.4) (1.2) 6.9 14.1 (1.1) 19.6 (3.0) (23.2) $33,343 13,273 9,483 8,452 4,806 3,731 1,467 1,399 1,314 1,139 382 14.1x 9.8 15.5 16.2 NA 20.8 46.5 9.6 17.8 21.3 NM 11.4x 24.5 20.0 11.0 14.1 15.5 21.4 16.7 34.4 18.2 13.9 10.7x 24.2 18.6 10.8 12.5 14.5 18.7 18.3 30.4 18.0 11.7 10.8% 17.4 11.8 10.3 8.0 10.2 3.6 15.4 8.4 11.2 (4.8) 10.1% 6.3 8.6 14.2 9.5 12.0 5.0 11.6 3.2 15.6 (3.6) 11.7% 6.3 8.2 13.9 10.7 12.1 7.4 8.0 4.2 12.4 6.3 1.46x 1.59 1.74 1.70 1.63 2.05 1.68 1.41 1.49 2.48 0.90 22.3% 9.4 33.9 20.8 20.8 19.7 12.3 2.0 0.0 0.0 13.5 2.5% 2.7 0.8 1.6 1.9 1.2 1.3 1.7 2.3 1.4 4.0 A++ A+ A+ A+ A A A-A- A A A P/B versus ROAE Regression Analysis Imputed Future Share Price 1.51x 1.53x 3.00x y = 0.0551x + 1.1852 1.47x 2.50x 2.00x $42.64 $41.07 $38.87 1.50x ECHO 1.00x 0.50x 0.00x 2019P 2020P Implied Share Price 2021P Implied P /B p er Regression (10.0%) (5.0%) 0.0% 5.0% 2019E ROAE 10.0% 15.0% 20.0% BVP S Operating Return on Average Equity 5.6% 6.5% 6.8% Note: Market data as of February 1, 2019. LTM metrics as of 9/30/18 unless otherwise stated. ECHO 2019E and 2020E metrics are based on management’s forecast, while peer metrics are based on analyst estimates. (1)Reflects data as of 12/30/18. Sources: Company filings and S&P Global Market Intelligence. 11 Price/Book Value $27.15 $27.91 $26.42 1.49x R² = STFC 0.5871AMSF SIGI CINF WRB AFG THG TRV EIG DGICA UFCS 5.6% ECHO Pre-Proposal (11/15/2018) $23.99 0.0% (14.9%) $518 12.8x 17.3x 15.9x 7.0% 5.6% 6.1% 0.90x 4.2% 3.6% A ECHO $32.55 35.7% 15.5% $703 17.3x 23.5x 21.6x 7.0% 5.6% 6.1% 1.22x 4.2% 3.6% A Mean (1.3%) 1.7% 19.1x 18.3x 17.1x 9.3% 8.4% 9.2% 1.65x 14.1% 1.9% Median (0.1) (1.1) 16.2 16.7 18.0 10.3 9.5 8.2 1.63 13.5 1.7 2/1/19 Since Bid 52 Week Market Price / EPS ROAE ROAE ROAE Price / (D+P)/ Div. A.M. Best Company Ticker Price % Change % Change Cap. LTM 2019E 2020E LTM 2019E 2020E Book Cap. Yield Rating

ECHO Stock Price Performance Since SIGNAL Proposal Stock Market Performance 50.0% 36.6% 40.0% 30.0% 20.0% 10.0% 0.0% (10.0%) (20.0%) 11/14/2018 12/4/2018 12/24/2018 1/13/2019 2/2/2019 SNL U.S. Insurance P&C S&P 500 ECHO ECHO Peers Note: Calculations based on EMCI’s closing price of 11/15/18. 12 11/15/2018: ECHO received non-binding proposal from SIGNAL Public Market Statistics ECHO: S&P 500: 0.2% SNL U.S. Insurance P&C: 0.0% ECHO Peers: (1.2%) 2/1/19 Closing Price:$32.55 Low/High:$32.88/$31.25 # of Shares Traded:2,821,276 # of Float Traded:35.2% ADTV:53,231 VWAP:$31.65

Appendix

Historical and Projected GAAP Financials

($ in thousands)

	For the Year Ended December 31,						
	2015A	2016A	2017A	2018A	2019P	2020P	2021P
Revenues							
Net Premiums Earned	$ 570,266	$ 592,408	$ 607,158	$ 645,183	$ 658,806	$ 668,379	$ 697,895
Net Investment Income	45,582	47,490	45,479	47,637	50,000	52,600	52,706
Net Realized Investment Gains	6,153	4,074	6,556	(41,252)	-	-	-
Other Income (Loss)	1,725	1,011	(348)	9,159	7,474	7,474	7,474
Total Revenues	**$ 623,726**	**$ 644,983**	**$ 658,845**	**$ 660,727**	**$ 716,280**	**$ 728,453**	**$ 758,074**
Losses and Expenses							
Losses and Settlement Expenses	370,736	386,897	421,969	457,159	447,997	449,431	464,531
Dividends to Policyholders	7,705	13,800	7,610	9,209	10,595	10,642	11,110
Other Underwriting Expenses	170,602	178,015	185,716	204,627	214,997	218,052	227,759
Interest Expense	337	337	337	654	683	683	683
Other Expenses	2,690	2,727	3,397	3,754	3,700	3,700	3,700
Total Losses and Expenses	**$ 552,070**	**$ 581,776**	**$ 619,029**	**$ 675,403**	**$ 677,971**	**$ 682,508**	**$ 707,782**
Income before Income Tax Expense	**$ 71,656**	**$ 63,207**	**$ 39,816**	**$ (14,676)**	**$ 38,309**	**$ 45,944**	**$ 50,292**
Income Tax	21,494	17,004	578	(7,208)	6,255	7,972	9,175
Net Income	**$ 50,162**	**$ 46,203**	**$ 39,238**	**$ (7,468)**	**$ 32,054**	**$ 37,973**	**$ 41,117**
Earnings per Share	$ 2.43	$ 2.20	$ 1.84	$ (0.35)	$ 1.47	$ 1.73	$ 1.87
Weighted Average Shares Outstanding	20,622	21,006	21,326	21,549	21,743	21,905	22,013
Selected Financial Metrics							
Net Premiums Earned Growth	5.5%	3.9%	2.5%	6.3%	2.1%	1.5%	4.4%
Loss & LAE Ratio	65.0%	65.3%	69.5%	70.9%	68.0%	67.2%	66.6%
Expense Ratio	29.9%	30.0%	30.6%	31.7%	32.6%	32.6%	32.6%
Dividend Ratio	1.4%	2.3%	1.3%	1.4%	1.6%	1.6%	1.6%
Combined Ratio	**96.3%**	**97.7%**	**101.3%**	**104.0%**	**102.2%**	**101.5%**	**100.8%**
Effective Tax Rate	30.0%	26.9%	1.5%	49.1%	16.3%	17.4%	18.2%
Return on Average Equity	**9.8%**	**8.6%**	**6.8%**	**-1.3%**	**5.6%**	**6.5%**	**6.8%**

SANDLER O'NEILL + PARTNERS 14

Historical ($ in thousands) and Projected GAAP Financials (continued) 15 For the Year Ended December 31, 2015A 2016A 2017A 2018A 2019P 2020P 2021P Stockholder's Equity Rollforward Beginning Stockholders' Equity Plus: Net Income Less: Dividends Paid to Stockholders Change in Other Comprehensive Income Other (Plug) Ending Stockholders' Equity Dividends per Shares Dividend Payout Ratio Basic Book Value per Share ($) $ 502,886 $ 524,938 $ 553,342 $ 603,846 50,162 46,203 39,238 (7,468) (14,174) (16,196) (17,998) (19,121) (23,229) (12,352) 25,530 (15,530) 9,293 10,749 3,734 4,055 $ 565,782 $ 577,832 $ 595,652 32,054 37,973 41,117 (20,004) (20,153) (20,252) - - - - - - $ 524,938 $ 553,342 $ 603,846 $ 565,782 $ 0.69 $ 0.77 $ 0.84 $ 0.89 28.3% 35.1% 45.9% NM $ 25.26 $ 26.07 $ 28.14 $ 26.18 $ 577,832 $ 595,652 $ 616,518 $ 0.92 $ 0.92 $ 0.92 62.4% 53.1% 49.3% $ 26.42 $ 27.15 $ 27.91

Selected ($ in thousands) GAAP Financial Highlights – Property & Casualty Segment Revenues Net Premiums Earned Net Investment Income Net Realized Investment Gains Other Income (Loss) Total Revenues $ 495,446 34,069 (28,227) $ 504,525 35,600 - $ 506,780 37,451 - $ 529,024 38,306 - 8,444 7,474 7,474 7,474 $ 509,733 $ 547,599 $ 551,705 $ 574,803 Losses and Expenses Losses and Settlement Expenses Dividends to Policyholders Other Underwriting Expenses Interest Expense Other Expenses Total Losses and Expenses 332,921 9,209 169,836 654 331,977 10,595 177,552 683 328,393 10,642 178,842 683 338,046 11,110 186,785 683 1,202 1,200 1,200 1,200 $ 513,821 $ 522,007 $ 519,761 $ 537,823 Income before Income Tax Expense $ (4,088) $ 25,592 $ 31,944 $ 36,980 Net Premiums Earned Growth Loss & LAE Ratio Expense Ratio Dividend Ratio Combined Ratio 4.9% 67.2% 34.3% 1.8% 65.8% 35.2% 0.4% 64.8% 35.3% 4.4% 63.9% 35.3% 1.9% 2.1% 2.1% 2.1% 103.3% 103.1% 102.2% 101.3% 16 Selected Financial Metrics For the Year Ended December 31, 2018A2019P2020P2021P

Selected ($ in thousands) GAAP Financial Highlights – Reinsurance Segment Revenues Net Premiums Earned Net Investment Income Net Realized Investment Gains Other Income (Loss) Total Revenues $ 149,736 13,523 (12,935) $ 154,281 14,400 - $ 161,599 15,149 - $ 168,871 14,400 - 715 - - - $ 151,039 $ 168,681 $ 176,748 $ 183,271 Losses and Expenses Losses and Settlement Expenses Dividends to Policyholders Other Underwriting Expenses Interest Expense Other Expenses Total Losses and Expenses 124,238 - 34,791 - 116,019 - 37,445 - 121,038 - 39,210 - 126,484 - 40,975 - - - - - $ 159,029 $ 153,464 $ 160,248 $ 167,459 Income before Income Tax Expense $ (7,990) $ 15,217 $ 16,500 $ 15,812 Net Premiums Earned Growth Loss & LAE Ratio Expense Ratio Dividend Ratio Combined Ratio 11.1% 83.0% 23.2% 3.0% 75.2% 24.3% 4.7% 74.9% 24.3% 4.5% 74.9% 24.3% 0.0% 0.0% 0.0% 0.0% 106.2% 99.5% 99.2% 99.2% 17 Selected Financial Metrics For the Year Ended December 31, 2018A2019P2020P2021P

Key Documents and Information Provided by ECHO 18 Description Comments A.M. Best Presentation • Most recent presentation by ECHO to A.M. Best from April 2018 • Q3 correspondence report between ECHO and A.M. Best Strategic Plan • 2019E corporate operating plan • 2019E – 2021E multiyear strategy plan • 2019E ECHO Re strategic plan GAAP Financials • ECHO P&C, ECHO Re and parent company segment financials (balance sheet, income statement) as of 12/31/18 • Consolidating and consolidated ECHO financials (balance sheet, income statement) as of 12/31/18 Statutory Financials • 2018 annual statements for ECHO’s insurance subsidiaries and SIGNAL • GAAP and Statutory financial statements for ECHO and the HoldCo Financial Projections • 3-year financial projections for ECHO P&C and ECHO Re Expense Details • Breakdown of operating expenses on statutory basis (2017 – 2018 and 2019P) • Allocation of insurance-related expenses to individual insurance companies • Public company-only expenses Reserve Details • Recent reserve adequacy reviews • 2017 Actuarial Report • Reserving methodology excerpt from 10-K Intercompany Agreements • Copies of 2018 aggregate and per occurrence contracts between SIGNAL and ECHO Re • 2018 Semi-annual reinsurance contracts between SIGNAL and ECHO’s insurance subsidiaries • Intercompany services agreements • Tax payment agreement • Pooling agreement

Key Documents and Information Provided by ECHO (continued) 19 Description Comments Capital Management • Shareholder dividend policy • Most recent shareholder dividend analysis • Share buyback activity over the past 18 months Investments Detail • Gross investment yield by asset class (2017 – 2018) • Total 10-year portfolio performance summary • Detailed Schedule D data • Investment policies • Investment management agreements I.T. Investments and Initiatives • Qualitative overview • 2017 – 2019E capital expenditure Miscellaneous • Employee organizational chart

Impact of Change in Pooling Percentage

	30% of Pool (Status Quo)				40% of Pool (2015 - 2017)				Difference			
($ in thousands)	**2014A**	**2015A**	**2016A**	**2017A**	**2014A**	**2015A**	**2016A**	**2017A**	**2014A**	**2015A**	**2016A**	**2017A**
Statutory Metrics												
Income Statement Metrics												
Net Premiums Written	$ 552,609	$ 578,935	$ 594,705	$ 616,302	552,609	731,093	752,401	780,576	-	152,158	157,696	164,275
Net Premiums Earned	540,720	570,263	592,412	607,157	540,720	720,001	747,539	767,545	-	149,737	155,127	160,388
Net Underwriting Gain / (Loss)	(12,239)	15,716	15,659	(12,692)	(12,239)	16,551	17,076	(11,753)	-	834	1,417	938
Net Investment Income	46,795	44,982	45,769	43,392	46,795	52,389	53,414	50,701	-	7,407	7,646	7,308
Pre-Tax Income	37,937	65,207	65,183	36,159	37,937	73,449	74,245	44,406	-	8,241	9,062	8,247
Net Income	**$ 32,157**	**$ 48,762**	**$ 48,352**	**$ 30,128**	**$ 32,157**	**$ 54,119**	**$ 54,242**	**$ 35,489**	**$ -**	**$ 5,357**	**$ 5,890**	**$ 5,360**
Return on Average Surplus	7.4%	10.4%	9.6%	5.5%	7.4%	11.4%	10.5%	6.4%	0.0%	1.1%	1.0%	0.8%
NPW / Avg. Surplus	1.27x	1.23x	1.18x	1.13x	1.27x	1.55x	1.46x	1.40x	0.00x	0.31x	0.29x	0.27x
Balance Sheet Metrics												
Cash & Invested Assets	$ 1,330,843	$ 1,391,255	$ 1,461,852	$ 1,530,261	$ 1,547,483	$ 1,622,852	$ 1,706,872	$ 1,789,195	$ 216,641	$ 231,596	$ 245,019	$ 258,934
Loss and LAE Reserves	639,198	662,028	675,345	703,787	789,927	819,938	838,213	871,325	150,728	157,910	162,868	167,538
Unearned Premiums	223,539	232,996	235,680	244,862	289,451	301,327	306,582	319,651	65,912	68,332	70,902	74,789
Capital & Surplus	454,799	485,215	526,753	560,077	454,799	490,572	538,001	576,685	-	5,357	11,247	16,608
Cash & Invested Assets / Surplus	2.93x	2.87x	2.78x	2.73x	3.40x	3.31x	3.17x	3.10x		0.44x	0.40x	0.37x
GAAP Metrics												
Pre-Tax Income	$ 40,907	$ 71,656	$ 63,207	$ 39,816	$ 40,907	$ 89,675	$ 72,144	$ 48,472	$ -	$ 18,019	$ 8,937	$ 8,656
Net Income	**$ 29,992**	**$ 50,162**	**$ 46,203**	**$ 39,238**	**$ 29,992**	**$ 61,875**	**$ 52,012**	**$ 44,864**	**$ -**	**$ 11,713**	**$ 5,809**	**$ 5,626**
Return on Average Equity	6.3%	9.8%	8.6%	6.8%	6.3%	11.9%	9.4%	7.5%	0.0%	2.1%	0.8%	0.7%
Earnings per Share	$ 1.48	$ 2.43	$ 2.20	$ 1.84	$ 1.48	$ 3.00	$ 2.48	$ 2.10	$ -	$ 0.57	$ 0.28	$ 0.26
Book Value per Share	$ 24.72	$ 25.26	$ 26.07	$ 28.14	$ 24.72	$ 25.82	$ 26.90	$ 29.22	$ -	$ 0.56	$ 0.83	$ 1.08
Shareholders' Equity	$ 502,886	$ 524,938	$ 553,342	$ 603,846	$ 502,886	$ 536,651	$ 570,864	$ 626,994	$ -	$ 11,713	$ 17,522	$ 23,148

SANDLER O'NEILL + PARTNERS 20

Impact of Change in Pooling Percentage - Sensitivity Analysis GAAP Book Value Per Share Growth – CAGR 2014-2017 GAAP Return on Average Equity – Average 2015-2017 10.2% 6.4% 9.6% 9.0% 5.7% 8.4% 5.1% 4.4% 3 0.0% 3 5.0% 4 0.0% 4 5.0% 3 0.0% 3 5.0% 4 0.0% 4 5.0% Pooling Allocation Percentage Pooling Allocation Percentage NPW / Avg. Statutory Surplus – Average 2015-2017 GAAP Shareholders Equity – 2017 ($ in millions) $639 $627 $615 $604 1.61x 1.47x 1.33x 3 0.0% 3 5.0% 4 0.0% 4 5.0% 3 0.0% 3 5.0% 4 0.0% 4 5.0% Pooling Allocation Percentage Pooling Allocation Percentage 21 1.18x